Exhibit 99.1

AMGEN’S SECOND QUARTER 2004 TOTAL PRODUCT SALES, ADJUSTED EARNINGS AND GAAP EARNINGS PER SHARE INCREASED 27 PERCENT

THOUSAND OAKS, CALIF. — JULY 22, 2004

Worldwide Sales of Aranesp(R) Increased 78 Percent; ENBREL(R) Sales Achieved 45 Percent Growth; Second Quarter Share Repurchases Totaled $1 Billion

Amgen Inc. (Nasdaq:AMGN), the world’s largest biotechnology company, today announced that adjusted earnings per share for the second quarter of 2004 were 62 cents versus adjusted earnings per share of 49 cents for the second quarter of 2003, an increase of 27 percent. Second quarter GAAP earnings per share increased 27 percent to 57 cents.

Second quarter total product sales increased 27 percent to $2.4 billion from $1.9 billion in the second quarter of 2003. This strong sales growth was driven by worldwide sales of Aranesp(R) (darbepoetin alfa), which increased 78 percent to $617 million from $348 million in the prior year. Enbrel(R) (etanercept) sales increased 45 percent to $440 million from $304 million in the second quarter of the prior year.

U.S. product sales were $2.0 billion, an increase of 21 percent versus the second quarter of last year. International sales were $424 million for the second quarter of 2004 versus $259 million for the same quarter last year, an increase of 63 percent. Without the beneficial impact of foreign exchange in the second quarter of 2004, international sales would have grown 50 percent.

Total revenue increased 27 percent to $2.6 billion in the second quarter of 2004 versus the same period in 2003. Adjusted net income was $809 million in the second quarter of 2004 versus adjusted net income of $653 million in the second quarter of 2003, a 24 percent increase.

Adjusted earnings per share and adjusted net income for the three months ended June 30, 2004 and 2003 exclude certain expenses related to the acquisition of Immunex Corporation in 2002. The 2003 amounts also exclude a benefit related to the recovery of the fees and costs associated with the Company’s arbitration with Johnson & Johnson and a charitable contribution made to the Amgen Foundation. These items are detailed on the reconciliation tables below.

The company continues to believe that adjusted EPS will be within the range of $2.30 to $2.40 for the full year.

On a reported basis, calculated in accordance with U.S. generally accepted accounting principles (GAAP), Amgen reported earnings per share of 57 cents in the second quarter of 2004 versus 45 cents in the second quarter of 2003, a 27 percent increase. GAAP net income for the second quarter 2004 was $748 million versus $607 million in the second quarter of 2003, an increase of 23 percent.

“The strong second quarter performance reflects our solid execution across the business in the U.S. and European markets. In Europe, Aranesp has become the market leader for anemia treatment in both chemotherapy and nephrology patients with its less frequent dosing regimen,” said Kevin Sharer, chairman and chief executive officer.

“In addition, in the U.S. this quarter, we launched Sensipar(TM) (cinacalcet HCl) for secondary hyperparathyroidism in dialysis patients and ENBREL for moderate to severe psoriasis. Both products are enjoying initial launch success. I want to congratulate and thank our staff for this performance during the quarter,” Sharer added.

Product Sales Performance and Expenses

For the second quarter of 2004, combined worldwide sales of EPOGEN(R) (epoetin alfa), Amgen’s anemia therapy for patients on dialysis, and Aranesp, its latest anemia product for the treatment of anemia associated with chronic renal failure and anemia due to chemotherapy, increased 30 percent to $1.2 billion from $959 million for the second quarter of 2003. This increase was primarily driven by worldwide demand for Aranesp. EPOGEN sales were $633 million for the second quarter of 2004, an increase of 4 percent over the same quarter last year. The company believes this growth was due to demand, partially offset by changes in wholesaler inventory levels.

Worldwide Aranesp sales in the second quarter of 2004 were $617 million versus $348 million in the second quarter of last year, a 78 percent increase over the second quarter of the prior year. The company believes worldwide Aranesp sales were driven by demand. Second quarter U.S. Aranesp sales were $381 million versus $217 million last year. International Aranesp sales were $237 million versus $131 million in the second quarter last year.

Combined worldwide sales of Neulasta(R) (pegfilgrastim) and NEUPOGEN(R) (filgrastim) increased 14 percent to $721 million from $634 million in the second quarter last year. This increase was driven by worldwide Neulasta sales. Worldwide Neulasta sales increased 40 percent to $426 million in the second quarter of 2004, including $64 million of international sales. U.S. Neulasta sales increased 24 percent to $362 million in the second quarter versus $291 million for the second quarter of last year, reflecting an increase in demand partially offset by changes in wholesaler inventory levels.

Worldwide NEUPOGEN sales were $295 million in the second quarter of 2004 versus $331 million in the prior year, a decrease of 11 percent. Second quarter NEUPOGEN sales in the U.S. were $195 million versus $233 million in the second quarter of 2003, a decrease of 17 percent, due primarily to lower demand and to a lesser extent changes in wholesaler inventory levels. Neulasta is Amgen’s once-per-cycle product for decreasing the risk of chemotherapy-related infections due to neutropenia, and NEUPOGEN is used to decrease the incidence of many types of chemotherapy-related infections.

ENBREL, Amgen’s leading inflammation biologic, had second quarter sales of $440 million, a 45 percent increase over second quarter 2003 sales of $304 million. The increase was driven by growing demand in rheumatology and dermatology due to greater use of biologics and the approval of the psoriasis indication.

Operating Expenses on an adjusted basis in both periods were as follows:

•	Cost of sales increased 34 percent to $435 million from $324 million in the second quarter of 2003 primarily due to increased sales volumes. Cost of sales as a percentage of product sales was slightly higher than the second quarter of the prior year primarily due to costs incurred at certain manufacturing facilities which are temporarily operating at less than normal capacity as they transition to other products as well as changes in product mix toward higher cost products.

•	In the second quarter of 2004, Research and Development (R&D) expense was $460 million versus $385 million in the second quarter of 2003. This increase was primarily due to higher staff-related expenses and higher outside costs to support the pipeline.

•	Selling, general and administrative (SG&A) expense was $587 million in the second quarter of 2004 versus $438 million for the prior year. This increase was primarily due to higher staff-related expenses and higher outside marketing expense, which includes the Wyeth profit share related to ENBREL, to support the company’s products in competitive markets and sales growth.

The second quarter adjusted tax rate of 27.3 percent was lower than the prior year due to increased benefits resulting from our restructured Puerto Rico manufacturing operations.

In the second quarter of 2004, share repurchases were $1 billion representing the repurchase of approximately 17 million shares. Capital expenditures in the second quarter were $356 million compared to $276 million for the same period a year ago. The increase was principally related to the company’s Puerto Rico manufacturing and Thousand Oaks site expansions, and the building of a new ENBREL manufacturing plant in Rhode Island. The company’s cash and marketable securities were $4.3 billion at the end of the quarter.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended December 31, 2003, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of our products are affected by reimbursement policies imposed by first party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible US legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others could identify side effects or manufacturing problems with our products after they are on the market. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole first party suppliers.

Amgen is a global biotechnology company that discovers, develops, manufactures and markets important human therapeutics based on advances in cellular and molecular biology.

EDITOR’S NOTE: An electronic version of this news release may be accessed via our Web site at www.amgen.com. Journalists and media representatives may sign up to receive all news releases electronically at time of announcement by filling out a short form in the Media section of the Web site.

Appendix I

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30, 2004
	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$2,431.0	$—		$2,431.0
Other revenues	153.9	—		153.9

Total revenues	2,584.9	—		2,584.9

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	435.4	(0.4	)(1)	435.0
Research and development	467.8	(7.4	)(1)	460.4
Selling, general and administrative	591.0	(4.3	)(1)	586.7
Amortization of intangible assets	84.0	(84.0	)(2)	—
Other items, net	—	—		—

Total operating expenses	1,578.2	(96.1)		1,482.1
Operating income	1,006.7	96.1		1,102.8
Interest and other income (expense), net	10.1	—		10.1

Income before income taxes	1,016.8	96.1		1,112.9
Provision for income taxes	268.7	35.6	(5)	304.3

Net income	$748.1	$60.5		$808.6

Earnings per share:
Basic	$0.59			$0.64
Diluted (6)	$0.57			$0.62

Shares used in calculation of earnings per share:
Basic	1,268.2			1,268.2
Diluted (6)	1,317.7			1,317.7

(1) – (6) See explanatory notes

	Three Months Ended June 30, 2003
	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$1,916.5	$—		$1,916.5
Other revenues	124.6	—		124.6

Total revenues	2,041.1	—		2,041.1

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	329.1	(4.9	)(1)	324.2
Research and development	393.7	(9.1	)(1)	384.6
Selling, general and administrative	441.2	(3.7	)(1)	437.5
Amortization of intangible assets	84.0	(84.0	)(2)	—
Other items, net	(24.0)	74.0	(3)	—
		(50.0	)(4)

Total operating expenses	1,224.0	(77.7)		1,146.3
Operating income	817.1	77.7		894.8
Interest and other income (expense), net	31.6	—		31.6

Income before income taxes	848.7	77.7		926.4
Provision for income taxes	241.5	31.8	(5)	273.3

Net income	$607.2	$45.9		$653.1

Earnings per share:
Basic	$0.47			$0.51
Diluted (6)	$0.45			$0.49

Shares used in calculation of earnings per share:
Basic	1,287.9			1,287.9
Diluted (6)	1,347.0			1,347.0

(1) – (6) See explanatory notes

Amgen Inc.

Condensed Consolidated Statements of Operations

and Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Six Months Ended June 30, 2004
	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$4,638.8	$—		$4,638.8
Other revenues	289.1	—		289.1

Total revenues	4,927.9	—		4,927.9

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	808.6	(2.1	)(1)	806.5
Research and development	909.1	(15.8	)(1)	893.3
Selling, general and administrative	1,107.5	(8.4	)(1)	1,099.1
Amortization of intangible assets	167.9	(167.9	)(2)	—
Other items, net	—	—		—

Total operating expenses	2,993.1	(194.2)		2,798.9
Operating income	1,934.8	194.2		2,129.0
Interest and other income (expense), net	31.2	—		31.2

Income before income taxes	1,966.0	194.2		2,160.2
Provision for income taxes	527.7	71.6	(5)	599.3

Net income	$1,438.3	$122.6		$1,560.9

Earnings per share:
Basic	$1.13			$1.22
Diluted (6)	$1.09			$1.19

Shares used in calculation of earnings per share:
Basic	1,274.3			1,274.3
Diluted (6)	1,325.6			1,325.6

(1) – (6) See explanatory notes

	Six Months Ended June 30, 2003
	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$3,552.4	$—		$3,552.4
Other revenues	249.9	—		249.9

Total revenues	3,802.3	—		3,802.3

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	612.4	(9.8	)(1)	602.6
Research and development	745.0	(18.8	)(1)	726.2
Selling, general and administrative	821.7	(8.5	)(1)	813.2
Amortization of intangible assets	167.9	(167.9	)(2)	—
Other items, net	(24.0)	74.0	(3)	—
		(50.0	)(4)

Total operating expenses	2,323.0	(181.0)		2,142.0
Operating income	1,479.3	181.0		1,660.3
Interest and other income (expense), net	57.5	—		57.5

Income before income taxes	1,536.8	181.0		1,717.8
Provision for income taxes	436.3	70.5	(5)	506.8

Net income	$1,100.5	$110.5		$1,211.0

Earnings per share:
Basic	$0.85			$0.94
Diluted (6)	$0.82			$0.91
Shares used in calculation of earnings per share:
Basic	1,289.3			1,289.3
Diluted (6)	1,348.5			1,348.5

(1) – (6) See explanatory notes

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(1)	To exclude the incremental compensation payable to certain Immunex Corporation employees principally under the Immunex Corporation short-term retention plan.

(2)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL(R), related to the Immunex acquisition. The total annual non-cash charge is currently estimated to be approximately $340 million, pre-tax.

(3)	To exclude a benefit for the recovery of costs and expenses associated with a legal award related to an arbitration proceeding with Johnson & Johnson.

(4)	To exclude a cash contribution to the Amgen Foundation.

(5)	To reflect the tax effect of the above adjustments.

(6)	The following tables present the computations for GAAP and “Adjusted” diluted earnings per share computed under the treasury stock and the “if-converted” methods:

	Three Months Ended June 30, 2004		Three Months Ended June 30, 2003
	GAAP	“Adjusted”	GAAP	“Adjusted”
Income (Numerator):
Net income for basic EPS	$748.1	$808.6	$607.2	$653.1
Adjustment for interest expense on Convertible Notes, net of tax	5.3	5.3	5.2	5.2

Net income for diluted EPS, after assumed conversion of Convertible Notes	$753.4	$813.9	$612.4	$658.3

Shares (Denominator):
Weighted-average shares for basic EPS	1,268.2	1,268.2	1,287.9	1,287.9
Effect of Dilutive Securities	14.5	14.5	24.1	24.1
Effect of Convertible Notes, after assumed conversion of Convertible Notes	35.0	35.0	35.0	35.0

Adjusted weighted- average shares for diluted EPS	1,317.7	1,317.7	1,347.0	1,347.0

Diluted earnings per share	$0.57	$0.62	$0.45	$0.49

	Six Months Ended June 30, 2004		Six Months Ended June 30, 2003
	GAAP	“Adjusted”	GAAP	“Adjusted”
Income (Numerator):
Net income for basic EPS	$1,438.3	$1,560.9	$1,100.5	$1,211.0
Adjustment for interest expense on Convertible Notes, net of tax	10.6	10.6	10.4	10.4

Net Income for diluted EPS, after assumed conversion of Convertible Notes	$1,448.9	$1,571.5	$1,110.9	$1,221.4

Shares (Denominator):
Weighted-average shares for basic EPS	1,274.3	1,274.3	1,289.3	1,289.3
Effect of Dilutive Securities	16.3	16.3	24.2	24.2
Effect of Convertible Notes, after assumed conversion of Convertible Notes	35.0	35.0	35.0	35.0

Adjusted weighted- average shares for diluted EPS	1,325.6	1,325.6	1,348.5	1,348.5

Diluted earnings per share	$1.09	$1.19	$0.82	$0.91

Amgen Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	June 30, 2004		Dec. 31, 2003
Assets
Current assets:
Cash and marketable securities	$4,261.8		$5,122.9
Trade receivables, net	1,281.2		1,007.9
Inventories	725.1		712.6
Other current assets	568.0		558.8

Total current assets	6,836.1		7,402.2
Property, plant, and equipment, net	4,351.2		3,799.4
Intangible assets, net	4,338.8		4,455.5
Goodwill	9,700.4		9,715.9
Other assets	833.5		803.5

Total assets	$26,060.0		$26,176.5

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$2,098.7		$2,246.3
Convertible notes	2,895.7	(a)	—

Total current liabilities	4,994.4		2,246.3
Deferred tax liabilities	1,454.8		1,461.6
Long-term debt	200.0		3,079.5	(a)
Stockholders’ equity	19,410.8		19,389.1

Total liabilities and stockholders’ equity	$26,060.0		$26,176.5

Shares outstanding	1,265.4		1,283.7

(a)	Holders of the Convertible Notes may require the Company to purchase all or a portion of the notes on specific dates as early as March 1, 2005 at the original issuance price plus accrued original issue discount through the purchase date. Accordingly, as of June 30, 2004, the Convertible Notes have been reclassified from long- term debt to current liabilities.

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
EPOGEN(R) – U.S.	$632.6	$611.1	$1,222.6	$1,158.2
Aranesp(R) – U.S.	380.7	216.6	710.3	374.5
Aranesp(R) – International	236.6	131.1	449.6	228.0
Neulasta(R) – U.S.	362.2	291.0	698.5	543.4
Neulasta(R) – International	63.7	12.5	122.1	18.0
NEUPOGEN(R) – U.S.	194.5	233.3	366.8	427.3
NEUPOGEN(R) – International	100.7	97.5	197.4	187.5
ENBREL(R) – U.S.	423.5	293.7	805.2	558.2
ENBREL(R) – International	16.9	10.3	32.5	19.8
Other product sales – U.S.	13.8	11.6	21.6	23.2
Other product sales – International	5.8	7.8	12.2	14.3

Total product sales	$2,431.0	$1,916.5	$4,638.8	$3,552.4

U.S.	$2,007.3	$1,657.3	$3,825.0	$3,084.8
International	423.7	259.2	813.8	467.6

	$2,431.0	$1,916.5	$4,638.8	$3,552.4

Amgen Inc.

Reconciliation of “Adjusted” Earnings Per Share Guidance to GAAP

Earnings Per Share Guidance for the Year Ended December 31, 2004

2004
“Adjusted” earnings per share guidance	$2.30 – $2.40
Known adjustments to arrive at GAAP earnings:
Amortization of acquired intangible assets (1)	(0.16)
Merger related retention expenses (2)	(0.01)
Write off of Tularik acquired in-process R&D and other merger-related expenses (3)	—

GAAP earnings per share guidance	$2.13 – $2.23

(1)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL(R), related to the Immunex acquisition. The total annual non-cash charge is currently estimated to be approximately $340 million, pre-tax.
(2)	To exclude the incremental compensation payable to certain Immunex employees principally under the Immunex short-term retention plan.
(3)	In connection with the acquisition of Tularik, Amgen will incur a one-time expense associated with writing off the acquired in-process research and development. In addition, Amgen will incur other merger-related expenses. As the final amount of such expenses has not yet been determined, no adjustment is reflected above.

CONTACT:	Amgen, Thousand Oaks
Sabrina Johnson, 805-447-4587 (Media)
or
Laura Biswas, 805-447-1060 (Investors)

SOURCE:	Amgen Inc.